Exhibit 99.1

Noodles & Company Announces First Quarter 2015 Financial Results

BROOMFIELD, Colo., May 5, 2015 (Globe Newswire) - Noodles & Company (NASDAQ: NDLS) today announced financial results for its first quarter ended March 31, 2015.
Key highlights for the first quarter of 2015 versus the same quarter a year ago include:

•	Total revenue increased 18.1% to $105.8 million from $89.5 million.

•	Comparable restaurant sales increased 0.8% for company-owned restaurants, 1.4% for franchise restaurants and 0.9% system-wide.

•	Restaurant contribution margin decreased to 16.2% from 17.3%.

•	16 new restaurants opened system-wide in the first quarter, including 13 company-owned and three franchise restaurants.

•	GAAP net income decreased to a loss of $2.8 million from net income of $1.4 million. The Company recorded a $5.9 million pre-tax impairment charge related to eight restaurants in 2015.

•	Adjusted net income(1) decreased to $0.9 million, from $1.4 million, and adjusted earnings per diluted share decreased to $0.03 from $0.05.

•	Adjusted EBITDA(1) increased to $8.8 million from $8.4 million.
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(1) Adjusted net income and adjusted EBITDA are non-GAAP measures. A reconciliation of GAAP net income to each of these measures is included in the accompanying financial data. See "Non-GAAP Financial Measures."

Kevin Reddy, Chairman and Chief Executive Officer of Noodles & Company, remarked, "During the first quarter, we continued our long track record of consistent top line and unit growth, increasing revenue 18.1% and opening 16 new restaurants system-wide. Subsequent to the end of the quarter, we have also opened our first restaurants in Arizona and Montana, as well as our third restaurant in the Orlando market. We have been extremely pleased with the initial sales in these new markets, as the brand continues to resonate with guests from coast to coast."

Mr. Reddy continued, "While we have faced recent sales challenges, we continue to focus on key initiatives, including new marketing investments that will enhance consumer awareness of the Noodles brand and aid in reaching our long term objectives. Moreover, much of the sales challenges we have encountered have been in a few parts of the country. Excluding softness that we have seen in markets in three areas - Colorado, the DC Metro Area, and Austin - comparable sales grew 3.2% company-wide for the quarter. We are confident that we understand our opportunities in these markets and are aggressively working on returning them to the success that we are seeing in the balance of the country."

Mr. Reddy concluded, "We are also pleased with the progress of our catering platform, which continues to introduce the brand to new guests. In early April we launched  Buff Bowls, a high-protein, low-carb offering that is made fresh to order in our kitchens and that we believe will increase frequency from our existing guests while broadening our reach to new customers. Our initiatives give us confidence that we are on the path to return to our historic comparable sales growth patterns."

First Quarter 2015 Financial Results

Total revenue increased $16.2 million in the first quarter of 2015, or 18.1%, to $105.8 million, compared with $89.5 million in the first quarter of 2014. This increase was the result of new restaurants opened system-wide since the beginning of the first quarter of 2014, the acquisition of 19 franchise restaurants in the second half of 2014, and an increase in sales at our comparable base restaurants.

Sixteen new restaurants opened system-wide in the first quarter of 2015, including 13 company-owned and three franchise restaurants. Total restaurants at the end of the first quarter totaled 455, comprised of 399 company-owned and 56 franchise restaurants. In the first quarter of 2015, comparable restaurant sales increased 0.8% for company-owned restaurants, 1.4% for franchise restaurants and 0.9% system-wide.

Restaurant contribution margin decreased to 16.2% in the first quarter of 2015, compared with 17.3% in the first quarter of 2014. The decrease was primarily due to deleverage on lower average unit volumes due to a higher mix of immature restaurants.

The Company reported a GAAP loss of $2.8 million in the first quarter of 2015, compared with GAAP net income of $1.4 million in the first quarter of 2014. In the first quarter of 2015 the company recorded a $5.9 million pre-tax impairment charge related to eight restaurants upon the Company's current assessment of their expected future cash flows relative to their asset base, based on recent results. Adjusted net income decreased to $0.9 million from $1.4 million in the first quarter of 2014.

2015 Outlook

Based upon management's current assessment following first quarter results (including the Company's restaurant comparable sales), the Company has revised guidance and currently expects the following for full year 2015:

•	Unit growth of 12% to 14% system-wide;

•	Comparable restaurant sales growth in the low single digits;

•	Restaurant level contribution margin of 18.0% to 19.0%;

•	Adjusted diluted earnings per share growth to be approximately flat; and

•	An adjusted effective tax rate between 39% and 40%.

The sensitivity of the Company's earnings per diluted share for fiscal year 2015 is estimated at the following:

•	For each 1.0% change in guest counts, approximately $0.04 annualized;

•	For each 10 basis point change in restaurant level contribution margin, approximately $0.01 annualized; and

•	For each $500,000 in pre-tax income or expense, approximately $0.01.

Key Definitions:
Comparable Restaurant Sales represent year-over-year sales comparisons for restaurants open for at least 18 full periods.
Restaurant Contribution Margin represents restaurant revenue less restaurant operating costs which are costs of sales, labor, occupancy and other restaurant operating costs.
Adjusted EBITDA represents net income before interest expense, provision for income taxes, asset disposals, closure costs and restaurant impairments, depreciation and amortization, stock-based compensation, management fees and other one-time expenses. Adjusted EBITDA is presented because: (i) management believes it is a useful measure for investors to assess the operating performance of our business without the effect of non-cash charges such as depreciation and amortization expenses and asset disposals, closure costs and restaurant impairments and (ii) management uses it internally as a benchmark for certain of our cash incentive plans and to evaluate our operating performance or compare performance to that of competitors. See "Non-GAAP Financial Measures" below.
Adjusted Net Income represents net income plus various adjustments and the tax effects of these adjustments. Adjusted net income is presented because management believes it helps convey supplemental information to investors regarding the Company's performance excluding the impact of special items that affect the comparability of results in past quarters and expected results in future quarters. See "Non-GAAP Financial Measures" below.
Conference Call
Noodles & Company will host a conference call to discuss the first quarter financial results on Tuesday, May 5, 2015 at 4:30 PM Eastern Time.
The conference call can be accessed live over the phone by dialing (877) 303-1298 or for international callers by dialing (253) 237-1032. A replay will be available after the call and can be accessed by dialing (855) 859-2056 or for international callers by dialing (404) 537-3406; the passcode is 31416887. The replay will be available until Wednesday, May 20, 2015. The conference call will also be webcast live from the Company's corporate website at investor.noodles.com, under the "Events & Presentations" page. An archive of the webcast will be available at this location shortly after the call has concluded until Wednesday, May 20, 2015.
Non-GAAP Financial Measures
To supplement its consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles ("GAAP"), the Company uses the following non-GAAP financial measures: adjusted EBITDA, adjusted net income and adjusted EPS (collectively the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or to be superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Adjusted net income is presented because management believes it helps convey supplemental information to investors regarding the Company's performance excluding the impact of restaurant impairment costs and the tax effect of such adjustments. The non-GAAP measures used by the Company in this press release may be different from the measures used by other companies.
For more information on the non-GAAP financial measures, please see the "Reconciliation of Non-GAAP Measurements to GAAP Results" tables in this press release. These accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
About Noodles & Company
Founded in 1995, Noodles & Company is a fast-casual restaurant chain that serves classic noodle and pasta dishes from around the world with 455 locations system-wide in 33 states and the District of Columbia as of March 31, 2015. Known as Your World Kitchen, Noodles & Company's globally inspired menu consists of more than 25 fresh, customizable noodle bowls, salads, soups and sandwiches that are prepared quickly using quality ingredients. From healthy to indulgent, spicy to comforting, the menu provides favorites for everyone from kids to adults. Popular dishes include the Med Salad with grilled chicken, spicy Indonesian Peanut Saute and creamy Wisconsin Mac & Cheese.

Forward-Looking Statements
This press release contains a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words, and variations of words, such as "believe," "estimate," "anticipate," "expect," "intend," "may," "will," "would" and similar expressions are intended to identify our forward-looking statements. Examples of forward-looking statements include all matters that are not historical facts, such as statements regarding 2015 guidance, including unit growth, comparable restaurant sales growth, restaurant level contribution margin, adjusted diluted earnings per share and our expected adjusted effective tax rate, and operating margins, new restaurant development, additional public company expenses, our target and adjusted net income and targeted restaurant openings. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the Company's forward-looking statements. These risks and uncertainties include: our ability to achieve and maintain increases in comparable restaurant sales and to successfully execute our growth strategy; our ability to open new restaurants on schedule; current economic conditions; price and availability of commodities; consumer confidence and spending patterns; the assumptions used in the adjustment of interest expense and the adjustments for certain incremental legal, accounting, insurance and other compliance costs used in the calculation of adjusted net income; changes in consumer tastes and the level of acceptance of the Company's restaurant concepts (including consumer acceptance of prices and the success of our catering offerings); consumer reactions to public health issues and perceptions of food safety; seasonal factors; and weather.  For additional information on these and other factors that could affect the Company's forward-looking statements, see the Company's risk factors, as they may be amended from time to time, set forth in its filings with the SEC, included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2014 filed on February 24, 2015. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as may be required by applicable law or regulation.

Noodles & Company
Consolidated Statements of Income
(in thousands, except share and per share data, unaudited)

	Fiscal Quarter Ended
	March 31, 2015	April 1, 2014
Revenue:
Restaurant revenue	$104,782	$88,448
Franchising royalties and fees	979	1,071
Total revenue	105,761	89,519
Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	27,812	23,848
Labor	33,029	27,198
Occupancy	12,218	9,865
Other restaurant operating costs	14,717	12,206
General and administrative	8,418	7,009
Depreciation and amortization	6,919	5,610
Pre-opening	880	1,113
Restaurant impairment, asset disposals and closure costs	6,086	214
Total costs and expenses	110,079	87,063
(Loss) income from operations	(4,318)	2,456
Interest expense	229	20
(Loss) income before income taxes	(4,547)	2,436
(Benefit) provision for income taxes	(1,795)	1,012
Net (loss) income	$(2,752)	$1,424
Earnings per share of Class A and Class B common stock, combined:
Basic	$(0.09)	$0.05
Diluted	$(0.09)	$0.05
Weighted average shares of Class A and Class B common stock outstanding, combined:
Basic	29,843,204	29,606,321
Diluted	29,843,204	31,059,324

Noodles & Company
Consolidated Statements of Income as a Percentage of Revenue
(in thousands, unaudited)

	Fiscal Quarter Ended
	March 31, 2015	April 1, 2014
Revenue:
Restaurant revenue	99.1%	98.8%
Franchising royalties and fees	0.9	1.2
Total revenue	100.0	100.0
Costs and Expenses:
Restaurant Operating Costs (exclusive of depreciation and amortization shown separately below): (1)
Cost of sales	26.5	27.0
Labor	31.5	30.8
Occupancy	11.7	11.2
Other restaurant operating costs	14.0	13.8
General and administrative	8.0	7.8
Depreciation and amortization	6.5	6.3
Pre-opening	0.8	1.2
Restaurant impairments, asset disposals and closure costs	5.8	0.2
Total costs and expenses	104.1	97.3
(Loss) income from operations	(4.1)	2.7
Interest expense	0.2	—
(Loss) income before income taxes	(4.3)	2.7
(Benefit) provision for income taxes	(1.7)	1.1
Net (loss) income	(2.6)%	1.6%
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(1)	As a percentage of restaurant revenue.

Noodles & Company
Consolidated Selected Balance Sheet Data and Selected Operating Data
(in thousands, except restaurant activity and comparable restaurant sales, unaudited)

	As of
	March 31, 2015	December 30, 2014
Balance Sheet Data
Total current assets	$22,917	$22,776
Total assets	235,329	238,903
Total current liabilities	28,389	25,831
Total long-term debt	22,460	27,500
Total liabilities	96,544	98,788
Total stockholders' equity	138,785	140,115

	Fiscal Quarter Ended
	March 31, 2015	December 30, 2014	September 30, 2014	July 1, 2014	April 1, 2014
Selected Operating Data
Restaurant Activity:
Company-owned restaurants at end of period	399	386	370	343	331
Franchise restaurants at end of period	56	53	55	67	63
Revenue Data:
Company-owned average unit volumes	$1,136	$1,147	$1,152	$1,156	$1,163
Franchise average unit volumes	$1,134	$1,131	$1,130	$1,127	$1,126
Company-owned comparable restaurant sales	0.8%	1.3%	1.6%	(0.6)%	(1.4)%
Franchise comparable restaurant sales	1.4%	1.5%	2.0%	(1.2)%	(3.3)%
System-wide comparable restaurant sales	0.9%	1.3%	1.7%	(0.7)%	(1.6)%

Reconciliations of Non-GAAP Measurements to GAAP Results

Noodles & Company
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(in thousands, unaudited)

	Fiscal Quarter Ended
	March 31, 2015	April 1, 2014
	(in thousands, unaudited)
Net income	$(2,752)	$1,424
Depreciation and amortization	6,919	5,610
Interest expense	229	20
Provision for income taxes	(1,795)	1,012
EBITDA	$2,601	$8,066
Asset disposals, closure costs and restaurant impairment	6,086	214
Stock-based compensation expense	161	140
Adjusted EBITDA	$8,848	$8,420
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EBITDA and adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by GAAP, and our calculation thereof may not be comparable to that reported by other companies. These measures are presented because we believe that investors' understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating our ongoing results of operations.
EBITDA is calculated as net income before interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA to reflect the additions and eliminations shown in the table above.
EBITDA and adjusted EBITDA are presented because: (i) we believe they are useful measures for investors to assess the operating performance of our business without the effect of non-cash charges such as depreciation and amortization expenses and asset disposals, closure costs and restaurant impairments and (ii) we use adjusted EBITDA internally as a benchmark for certain of our cash incentive plans and to evaluate our operating performance or compare our performance to that of our competitors. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. Companies within our industry exhibit significant variations with respect to capital structures and cost of capital (which affect interest expense and income tax rates) and differences in book depreciation of property, plant and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Our management believes that adjusted EBITDA facilitates company-to-company comparisons within our industry by eliminating some of these foregoing variations. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by excluded or unusual items.

Noodles & Company
Reconciliation of Net Income to Adjusted Net Income
(in thousands, except share and per share data, unaudited)

	Fiscal Quarter Ended
	March 31, 2015	April 1, 2014
	(in thousands, unaudited)
Net income	$(2,752)	$1,424
Restaurant impairment costs (a)	5,907	—
Tax effect of adjustments (b)	(2,287)	—
Adjusted net income	$868	$1,424

Adjusted earnings per Class A and Class B common stock, combined
Basic	$0.03	$0.05
Diluted	$0.03	$0.05
Pro forma weighted average Class A and Class B common stock outstanding, combined (c)
Basic	29,843,204	29,606,321
Diluted	30,898,660	31,059,324
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Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as net income plus the impact of adjustments and the tax effects of these adjustments. Adjusted net income is presented because management believes it helps convey supplemental information to investors regarding our performance, excluding the impact of special items that affect the comparability of results in past quarters to expected results in future quarters. Adjusted net income as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted net income should not be construed as an inference that our future results will be unaffected by excluded or unusual items. Our management uses this non-GAAP financial measure to analyze changes in our underlying business from quarter to quarter based on comparable financial results.

(a)
Reflects the adjustment to eliminate the impact of impairing eight restaurants. These expenses are included in the "Restaurant impairment, asset disposals and closure costs" line in the Consolidated Statements of Income

(b)	Reflects the tax expense associated with the adjustment in (a) above at the statutory tax rate of 38.72% for 2015.

(c)	Adjusted per share amounts are calculated by dividing adjusted net income by the adjusted basic and diluted weighted average shares outstanding.